Exhibit C.5

BF ENTERPRISES, INC.

PRESENTATION TO THE BOARD OF DIRECTORS

VALUATION OF BF ENTERPRISES, INC. AS OF MAY 31, 2005

MAILING DATE: JULY 15, 2005

TABLE OF CONTENTS

MAY 31, 2005, BALANCE SHEET	1
TEMPE	2
MEADOW POINTE	3
CASH AND MARKETABLE SECURITIES	5
MORTGAGE LOANS RECEIVABLE	5
TAX LOSS CARRYFORWARD	6
OTHER ASSETS AND LIABILITIES	6
OPERATING EXPENSES	7
VALUATION CONCLUSION	8

SUTTER SECURITIES INCORPORATED

MAY 31, 2005, BALANCE SHEET

CONSOLIDATED BALANCE SHEET, BOOK AND TAX BASIS, MAY 31, 2005

	Book basis	Tax basis
Assets:	(in thousands)
Cash & cash equivalents	$15,331	$15,331
Marketable securities	992	1,078
Mortgage loans receivable	1,572	1,572
Lease contract receivable	70	0
Real estate rental property [Tempe]
Cost	4,505	4,471
Accumulated depreciation	(2,530)	(3,264)

	1,975	1,207

Real estate inventory [Meadow Pointe]	9,494	2,822
Land and other receivables	585	585
Other assets	266	420

Total assets	30,285	23,015

Liabilities and stockholders’ equity:
Payables and accrued liabilities	810	668
Deferred revenues	660	607
Deferred income taxes	869	(161)

Total liabilities	2,339	1,114

Stockholders’ equity:	27,946	21,901

Total liabilities and stockholders’ equity	30,285	23,015

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TEMPE

Bank One will vacate the property at the end of August. We understand from management that no progress has been made with respect to finding tenants to replace Bank One.

Kalinowski & Associates, Inc. provided an updated appraisal report as of July 13, 2005. It did not change the valuations included in its initial appraisal report, which were $13,125,000 assuming a single tenant and $14,025,000 assuming multiple tenants.

Because Kalinowski did not change the valuation that it provided as of its original valuation date (January 18, 2005), we continue to value the Tempe property at $9,843,000, after adjustments for the present value of deferred taxes and a broker’s fee after ten years.

We added the net value of the remaining rent due from Bank One, which is $256,000.

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MEADOW POINTE

The properties at Meadow Pointe were valued using the discounted cash flow method, applied to the assumptions supplied by management with respect to the best case scenario (the “Best Case”) and worst case scenario (the “Worst Case”), as set forth in more detail below.

Values based on discounted cash flow were computed using various discount rates and both scenarios.

CALCULATED VALUE OF MEADOW POINTE

Discount Rate	Best Case	Worst Case	Mean
		(in thousands)
8.0%	$10,167	$7,290	$8,728
9.0%	10,074	7,163	8,618
10.0%	9,983	7,039	8,511
11.0%	9,894	6,919	8,406
12.0%	9,806	6,802	8,304

We valued Meadow Pointe using a 10% discount rate and the mean of the calculated values using the Best Case scenario and the Worst Case scenario.

We adjusted the value to reflect the present value of the taxes payable, using a 38.8% tax rate.

Based on these assumptions, the net value of the properties in Meadow Pointe is $6,304,000.

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The assumptions used in the cash flow projections are shown below.

BEST CASE SCENARIO

	Multi-family	Commercial	Commercial	Commercial
	(Parcel 14, Unit 3)	(Tract 2)	(Tract 8)	(Tract 9)
Sale date	9/30/2005 (50%)	3/31/2006	3/31/2006	12/31/05
2nd payment date	9/30/2007 (50%)	NA	NA	NA
Sale price	$4,500,000	$6,200,000	$550,000	$1,700,000
Fees to Devco	$225,000	$310,000	$27,500	$85,000
Fees to brokers	$0	$372,000	$33,000	$102,000

Cost of park access road and other expenses	$631,500

WORST CASE SCENARIO

	Multi-family	Commercial	Commercial	Commercial
	(Parcel 14, Unit 3)	(Tract 2)	(Tract 8)	(Tract 9)
Sale date	12/31/2006 (50%)	12/31/2006	3/31/07	6/30/2007
2nd payment date	12/31/2008 (50%)	NA	NA	NA
Sale price	$4,500,000	$5,500,000	$500,000	$1,300,000
Fees to Devco	$225,000	$275,000	$25,000	$65,000
Fees to brokers	$270,000	$330,000	$30,000	$78,000

Cost of park access road and other expenses	$1,110,000

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CASH AND MARKETABLE SECURITIES

Cash at the Valuation Date was $15,331,000.

Marketable securities had a market value of $992,000 and a cost basis of $1,078,000. Adding back the deferred tax benefit, the value of the marketable securities was $1,025,000.

MORTGAGE LOANS RECEIVABLE

BFEN owns short-term mortgage loans in the amount of $572,000. Sutter valued these loans at 100% of par value.

BFEN also owns $1,000,000 of mortgage notes received for the sale of its Tennessee land. Payments are due upon the sale of the underlying land, so that the time of the payments is uncertain. There is no assurance that the loans will be repaid. Management has provided Sutter with projections with respect to future receipt of principal and interest on these notes. Sutter valued these mortgage notes at $864,000, based on the Best Case scenario, using a 15% discount rate. If the projection is adjusted assuming that payments are received one year later than the Best Case projection and discounted at 12%, the calculated value is $768,000.

The tax basis of this receivable is $393,000. Net of deferred tax at 38.8%, the value of the Tennessee mortgage notes is $652,000.

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TAX LOSS CARRYFORWARD

At May, 31 2005, BFEN’s tax loss carryforward was $3,896,000.

The cumulative tax loss carryforward offsets a portion of the deferred taxes with respect to other assets of BFEN.

The value to BFEN of the tax loss carryforward is $1,512,000 (38.8% of $3,896,000).

OTHER ASSETS AND LIABILITIES

As of the Valuation Date, BFEN had:

•	a lease receivable of $418,000[1] ($256,000 net of tax effect), which is included in the value of the Tempe property;

•	land and other receivables of $585,000;

•	other assets with a book basis of $266,000 and a tax basis of $420,000, which we included at $266,000; and

•	accounts payable of $810,000.

[1]	The book value is $70,000

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OPERATING EXPENSES

BFEN has annual operating expenses of approximately $2,200,000.

It will take the continuing efforts of management to sell the Meadow Pointe land, collect the Tennessee mortgages, and most importantly, to achieve the renovation and subsequent leasing of the Tempe office building. Management estimated in March that this process will require approximately three years.

The present value of operating expenses for 2.75 years, discounted at 6% and net of tax effect, is $3,425,000.

STOCK OPTIONS

BFEN has 3,538,053 shares outstanding and 474,500 stock options outstanding, of which 460,500 are exercisable at less than $9.00 per share.

The proceeds from exercise of these 460,500 options would aggregate $3,415,000.

When a stock option is exercised, BFEN has a deduction against its taxable income equal to the taxable income to the recipient, but is also subject to paying Social Security and Medicare taxes. The net benefit to BFEN would be approximately $256,000.

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VALUATION CONCLUSION

The following table summarizes the value presented herein.

VALUES NET OF TAX EFFECT

(in thousands)
Cash and cash equivalents	$15,331
Marketable securities	1,025
Mortgage loans — Texas	572
Mortgage loans — Tennessee	652
Land, rent and other receivables	585
Tempe office building	10,099
Tampa land	6,304
Prepaid expenses and taxes	266
Accounts payable	(810)
Tax loss carryforward	1,512
Operating expenses for 2.75 years	(3,425)

Total net assets	$32,111
Net proceeds from option exercise	3,671

$35,782

Dividing $35,782,000 by 3,998,553 fully diluted shares gives a fair value per share of $8.95.

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